NEWS RELEASE                            GANNETT


FOR IMMEDIATE RELEASE                   Tuesday, July 9, 1996


     ARLINGTON, Va. and PHOENIX, Ariz. -- Outdoor Systems, Inc. and Gannett Co., Inc. have entered into an agreement for the purchase of Gannett's Outdoor Division, the largest Outdoor company in North America, for a purchase price of approximately $690 million. The announcement was made today by Arte Moreno, president and CEO of Outdoor Systems and John J. Curley, chairman, president and CEO of Gannett.

     The boards of directors of both companies have unanimously approved the transaction. Closing is expected to occur as soon as regulatory approvals are obtained.

     Outdoor Systems will also acquire an option to purchase
Gannett's Outdoor operations in Houston, Texas in a subsequent transaction.

     "We are extremely pleased to be able to acquire Gannett's Outdoor operations," Moreno said. "This acquisition expands our geographic diversification throughout the United States and Canada, and enhances our position as a leader in the out-of-home advertising industry."

     Curley said, "We are delighted that Outdoor Systems, one of the USA's premier outdoor companies, will be acquiring Gannett's Outdoor operations. The sale of our Outdoor Division provides an opportunity for Gannett to focus its attention on our core businesses, including the new properties we acquired in the Multimedia transaction in 1995. In addition, proceeds from the sale of the Outdoor Division will be used to pay down debt Gannett incurred in connection with the Multimedia transaction. We wish the employees of the Outdoor Division well and know that Outdoor Systems will be a good owner of the Outdoor Division."

     Gannett is a nationwide news and information company that publishes 92 daily newspapers, including USA TODAY, and USA WEEKEND, a newspaper magazine. Gannett also has entertainment programming, operates 15 television stations, 11 radio stations, cable television systems in five states and alarm security services.

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____________________________________________________________________________
For more information:   Office of Public Affairs
                        Gannett Co., Inc.
                        1100 Wilson Blvd., Arlington, VA  22234
                        (703) 284-6038

                        Mimi Feller, Senior Vice President of Public Affairs and Government Relations, Gannett, Co., Inc.
                        1100 Wilson Blvd., Arlington, VA  22234
                        Office: (703) 284-6046   Home: (202) 363-4335